Exhibit 10.34

FORM OF

ALON USA PARTNERS, LP

2012 LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AGREEMENT

(Director Agreement)

Director:	Date of Grant:	Number of Restricted Units:

This Restricted Unit Agreement (this “Agreement”) is made as of             , 2012 between Alon USA Partners, LP, a Delaware limited partnership (the “Partnership”), and the Director pursuant to the terms and conditions of the Alon USA Partners, LP 2012 Long Term Incentive Plan (the “Plan”). The Director acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

WHEREAS, the Partnership, acting through the Board of its General Partner, has adopted the Plan to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”); and

WHEREAS, the Partnership desires to grant to the Director on the terms and conditions set forth herein and in the Plan, and the Director desires to accept on such terms and conditions, the number of Restricted Units set forth herein.

NOW, THEREFORE, in consideration of the Director’s agreement to provide or to continue providing services for the benefit of the Company Entities, the Partnership and the Director agree as follows:

1. Grant of Restricted Units. The grant of the number of Restricted Units noted above shall be subject to all the terms of the Plan and this Agreement.

2. Forfeiture Restrictions. The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of to the extent then subject to the Forfeiture Restrictions (as defined below). The prohibition against transfer and the obligation to forfeit the Restricted Units to the Partnership upon termination of service are referred to herein as the “Forfeiture Restrictions.” Any such purported transfer by the Director in violation of the Forfeiture Restrictions before the Restricted Units are vested and the Forfeiture Restrictions have lapsed will be null and void, and the other party to any such purposed transaction will not obtain any rights in the Restricted Units.

3. Rights of Director. The Restricted Units shall be evidenced either (a) by certificates issued in the Director’s name that are retained by the Partnership until the Restricted

Units are no longer subject to the Forfeiture Restrictions or are forfeited or (b) in book entry form by the Partnership’s transfer agent with a notation that they are subject to restrictions. In order for this Agreement to be effective, the Director much sign and return the unit power to the attention of the Partnership’s Treasurer. Notwithstanding the foregoing, the Director shall have all voting rights, if any, with respect to the Restricted Units and the right to receive any Unit Distribution Rights thereon. Any Unit Distribution Rights payments will be made to the Director on or promptly following the date on which the distributions are otherwise paid to the holders of Units; provided, however, in no event shall the distribution payment be made later than 30 days following the date on which the Company pays such distributions to the holders of Units generally; provided, further, however, that, notwithstanding the date of payment of any such Unit Distribution Rights to the Director, the Director shall vest in such Unit Distribution Right as of the record date for such distribution. No interest will accrue on any Unit Distribution Rights between the issuance of the distribution to Unit holders generally and the settlement of the Unit Distribution Right. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to all of the restrictions described herein, including, without limitation, the Forfeiture Restrictions.

4. Vesting of Restricted Units. Except as otherwise provided in this Agreement, the Restricted Units will vest in accordance with the vesting schedule set forth in the following table, provided that the Director continuously provides services to a Company Entity from the Date of Grant through each vesting date set forth below (each, a “Vesting Date”):

Vesting Date	Cumulative Vested Percentage

[TBD]	[TBD %]

If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Restricted Unit becoming vested, the number of Restricted Units vesting on such date shall be rounded up to the next whole number of Restricted Units. Restricted Units that have become vested pursuant to the schedule above are referred to herein as “Vested Units.”

5. Termination of Services.

(a) Termination of Services Generally. Unless otherwise noted in this Section 5, in the event that the Director’s termination of services with the Company Entities occurs for any reason prior to the time that the Restricted Units have become Vested Units, any unvested Restricted Unit (after having given effect to any provision below for the acceleration of the Restricted Units) shall be forfeited immediately without consideration.

(b) Termination of Services due to Death or Disability. In the event that the Director’s termination of service with the Company Entities occurs due to the Directors death or disability (as defined by the Committee in good faith) prior to the time that the Restricted Units have become Vested Units, any unvested Restricted Units will be immediately accelerated and become Vested Units.

6. Delivery and Status of Units and Unit Distribution Rights. Promptly following the expiration of the restrictions on the Restricted Units as contemplated by this Agreement, subject to the remainder of this Section 6, the Partnership shall cause to be issued and delivered to the Director the number of Vested Units as to which all restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Director any previously unpaid Unit Distribution Rights, if any, with respect to such delivered Units. The Director agrees that any Vested Units that he acquires upon vesting of the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the SEC and any stock exchange upon which the Units are then listed. The Director also agrees that (a) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Partnership may refuse to register the transfer of the Units acquired under this award with the Partnership’s transfer agent if such proposed transfer would, in the opinion of counsel satisfactory to the Partnership, constitute a violation of any applicable securities law, and (c) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award. In addition to the terms and conditions provided herein, the Partnership may require that the Director make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7. Tax Matters. The Director shall be solely responsible for paying any and all taxes that may be associated with the grant or settlement of the Award. The Director represents that he is in no manner relying upon the Company Entities or any of their representatives for tax advice or the assessment of any tax consequences.

8. General Provisions.

(a) No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Director the right to be retained in the service of the Company Entities. Furthermore, the Company Entities may at any time dismiss the Director from services free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(b) Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(c) Successors. This Agreement shall be binding upon the Director, the Director’s legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(e) Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(g) Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(h) Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto or (iii) to settle the Restricted Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended in any way that is adverse to the Director except by a written agreement signed by both the Partnership and the Director.

(i) Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(j) Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Company Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

[Signature Page Follows]

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed by its duly authorized officer, effective for all purposes as provided above.

ALON USA PARTNERS, LP

By:
Name:
Title:

DIRECTOR

SIGNATURE PAGE TO RESTRICTED UNIT AGREEMENT